Exhibit 10.2

AMENDATORY AGREEMENT, dated as of the 28th day of January, 2013 to the Amended and Restated Supplemental Executive Retirement Plan, dated as of July 19, 2007 (the “SERP”) set forth as Exhibit A hereto, made and entered into by and among Somerset Hills Bancorp, a New Jersey corporation (the “Company”), Somerset Hills Bank, a banking corporation organized and existing under the laws of the State of New Jersey (the “Bank”) and Stewart E. McClure, Jr. (“Executive”).

RECITALS

WHEREAS, pursuant to Section 3.08 of the SERP, Executive becomes entitled to a fully vested retirement benefit thereunder in the event of a “Change in Control” (as defined under the SERP); and

WHEREAS, the Company and Lakeland Bancorp, Inc. a New Jersey corporation (“Lakeland”) have entered into that certain Agreement and Plan of Merger dated as of January 28, 2013 (the “Merger Agreement”) pursuant to which the Company shall merge with and into Lakeland effective at the “Effective Time” as defined in such Merger Agreement (the “Merger”); and

WHEREAS, Executive desires that the Merger not be treated as a Change in Control for purposes of the SERP; and

WHEREAS, the parties desire to confirm that the “tax gross-up” provisions of the SERP have ceased to be effective be deleting the same from the SERP;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby agree that the SERP is amended as follows:

1. Section 1.04 of the SERP (defining “Change in Control”) is hereby amended by adding the following at the end thereof:

“Notwithstanding anything contained herein to the contrary, the merger of Somerset Hills Bancorp, a New Jersey corporation with and into Lakeland Bancorp, Inc. shall not constitute a Change in Control for purposes of this Agreement.

2. Section 4.04 of the SERP (titled “Excise Tax”) is hereby deleted in its entirety.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Amendatory Agreement as of the date first above-written.

By signing below, Executive certifies, acknowledges and agrees that he has read and completely understands the provisions of this Amendatory Agreement and that he is signing this Amendatory Agreement freely and voluntarily, without duress, coercion or undue influence. Executive further acknowledges and agrees that this Amendatory Agreement is binding upon and inures to the benefit of (i) the heirs, executors and legal representatives of the Executive and (ii) any successor of the Company or the Bank.

By signing below, each party hereto acknowledges and agrees that he or it has had an opportunity to consult with his or its counsel.

In the event the Merger Agreement is terminated in accordance with its terms, this Amendatory Agreement shall terminate concurrently therewith and shall be without any force or effect on any party as of any date.

This Amendatory Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

SOMERSET HILLS BANCORP

By:
Name:
Title:

SOMERSET HILLS BANK

By:	/s/ Stewart E. McClure, Jr.
Name:	Stewart E. McClure, Jr.
Title:	President & Chief Executive Officer

/s/ Stewart E. McClure, Jr. Stewart E. McClure, Jr.